Exhibit 23.2

Consent of Independent Registered Public Accounting Firm DeCoria, Maichel & Teague, P.S.

The Board of Directors

Isoray, Inc.

We consent to the use of our report dated September 27, 2019, with respect to the consolidated balance sheets of Isoray Inc. as of June 30, 2019 and 2018, and the related consolidated statements of operations and stockholders’ equity, and cash flows for each of the years ended June 30, 2019 and 2018, and the related notes (collectively, the “financial statements”), incorporated herein by reference.

/s/ DeCoria, Maichel & Teague, P.S.

Spokane, Washington

January 22, 2020